Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” within the Statement of Additional Information in Post-Effective Amendment No. 29 to the Registration Statement (Form N-1A, No. 333-45959) of E.I.I. Securities Trust and to the incorporation by reference of our report, dated August 22, 2014 on E.I.I. Global Property Fund, E.I.I. International Property Fund and E.I.I. Realty Securities Fund (three of the funds comprising E.I.I. Securities Trust) included in the Annual Report to shareholders for the fiscal year ended June 30, 2014.

/s/ERNST & YOUNG LLP

New York, New York

January 20, 2015